Exhibit 99.1

Hatteras Financial Corp. Announces Fourth Quarter 2010 Financial Results

WINSTON-SALEM, N.C.--(BUSINESS WIRE)--February 15, 2011--Hatteras Financial Corp. (NYSE: HTS) (the “Company”) today announced financial results for the quarter ended December 31, 2010.

Fourth Quarter 2010 and full year 2010 Highlights

  Net income for the fourth quarter of $45.6 million or $0.99 per weighted average share
  Net income for 2010 of $169.5 million or $4.30 per weighted average share
  Return on average equity of 15.4% for the fourth quarter and 16.6% for 2010
  Declared a $1.00 per share dividend in the fourth quarter and $4.40 per share for 2010
  Fourth quarter average assets of $8.0 billion vs. $9.6 billion at December 31, 2010
  Average net interest spread of 2.04% for the fourth quarter
  December 31, 2010 book value per share declined 3.83% from September 30, 2010 to $24.84
  Interest rate swaps were 51% of total debt at December 31, 2010 with a weighted average term of 34 months
  Annualized total expense ratio declined to 1.13% of average equity compared to 1.38% in the third quarter, 2010

Fourth Quarter 2010 Results

During the quarter ended December 31, 2010, the Company earned net income of $45.6 million or $0.99 per common share, compared to net income of $43.2 million or $1.12 per common share during the quarter ended September 30, 2010. The decline in per share net income was primarily due to lower relative average earning assets per share during the quarter as the Company methodically invested the proceeds from its September 21st, 2010 equity raise, but was also affected by a lower net interest margin. Net interest income for the quarter ended December 31, 2010 was $43.2 million, compared to $40.0 million for the quarter ended September 30, 2010. The Company’s average earning assets increased to $8.0 billion for the fourth quarter of 2010 from $6.9 billion for the third quarter of 2010, and the yield for the fourth quarter of 2010 was 3.39%, falling from 3.70% in the third quarter of 2010. The decrease in the portfolio yield was primarily a result of mortgage prepayments combined with lower yields on recently purchased securities. Operating expenses were flat compared to the prior quarter and were $3.4 million in the fourth quarter of 2010 even though our average equity substantially increased. This equates to an annualized expense ratio of 1.13% of shareholders’ equity based on average equity for the quarter ended December 31, 2010, down from 1.38% in the third quarter of 2010.

“2010 proved to be another year of strong performance for Hatteras and we are very pleased with the way our strategy has performed in a year that saw falling interest rates and intervention by the government in the financial markets and mortgage industry.” said Michael R. Hough, the Company’s Chief Executive Officer. “The portfolio is positioned defensively with relatively low leverage combined with a focused, short-duration investment and hedging strategy. We are excited about 2011, as we expect short-term rates to remain low for an extended period of time, the yield curve to remain steep and net interest margins to remain wide. This environment gives us the opportunity to invest, finance, and hedge at levels that can continue to provide attractive risk-adjusted returns within the framework of our long-term approach to this business.”

Mr. Hough added, “Last week, the Treasury issued its much anticipated report and recommendations on the future of GSE reform and the housing finance system. While several options were presented for consideration on how to improve the current system, we believe that it could be years before structural changes can be implemented. Hatteras is an important provider of capital in the private sector of the mortgage market and we expect future decisions and legislation regarding mortgage finance to meaningfully include private investors such as us and other mortgage REITs. In the meantime, we anticipate the U.S. Government will continue to provide the necessary support for FNMA and FHLMC securities and the mortgage market as a whole. We expect to see some volatility in mortgage related securities as this topic will undoubtedly be debated in the political arena and we will use that volatility to find opportunities to improve our balance sheet.”

Dividend

The Company declared a dividend of $1.00 per share of common stock with respect to the quarter ended December 31, 2010. Using the closing share price of $30.27 on December 31, 2010, this quarterly dividend equates to an annualized dividend yield of 13.2%. Including this dividend, which was paid in January 2011, the Company paid $4.40 per share for the full year of 2010.

Portfolio

Following its September 2010 common stock offering, the Company grew its portfolio of agency securities by $2.0 billion in the fourth quarter of 2010. At December 31, 2010, the Company owned $9.4 billion face value of Fannie Mae and Freddie Mac guaranteed mortgage securities (agency securities) with a fair market value of $9.6 billion, of which approximately 69.4% were supported by Fannie Mae and 30.6% were supported by Freddie Mac. The Company’s weighted average cost basis in these securities was $102.13 per $100 of face value. At December 31, 2010, the portfolio consisted of 6.6% adjustable rate mortgages (ARMs) with 18 or fewer months to reset, 17.0% ARMs with 19 to 36 months to reset, 54.2% ARMs with 37 to 60 months to reset, 20.2% ARMs with 61 to 84 months to reset, and 2.0% ARMs with 85 to 120 months to reset. For the entire portfolio, the weighted-average term to the next interest rate reset date was approximately 53 months, not adjusting for repayments. The portfolio’s weighted average coupon was 3.94% for the fourth quarter of 2010, compared to 4.29% for the third quarter of 2010.

During the fourth quarter of 2010, the expense of amortizing the premium on the Company’s securities was $11.6 million, compared to $9.7 million during the third quarter of 2010, largely a reflection of a larger portfolio and an attractive refinancing environment. The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annual basis) during the fourth quarter of 2010 was 31.26%, compared to 33.91% during the third quarter of 2010. This principal repayment rate reflects a slower rate than earlier in the year when one-time agency programs to repurchase delinquent loans significantly increased prepayments on agency securities.

At December 31, 2010, the Company had forward purchase commitments to buy agency securities of $0.8 billion representing $0.8 billion face value of ARMs with a weighted average coupon of 3.08%. Pursuant to ASC Topic 815, the Company accounts for these as derivatives as all-in-one cash flow hedges. The net fair value of the forward commitments are reported on the balance sheet as a liability of $8.5 million, with a corresponding unrealized loss recognized in other comprehensive income.

Portfolio Financing and Leverage

At December 31, 2010, the Company financed its portfolio with approximately $8.7 billion of borrowings under repurchase agreements bearing fixed interest rates until maturity. The annualized cost of funds on average liabilities (including swap hedges) was 1.35% in the fourth quarter of 2010, compared to 1.53% in the third quarter of 2010. The Company’s debt-to-shareholders’ equity ratio at December 31, 2010, was 7.6 to 1. Of the total repurchase agreement borrowings, $1.15 billion had terms longer than 30 days, with an average remaining term of 1.6 months.

The Company also uses interest rate swap agreements to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio. As of December 31, 2010, the Company had entered into interest rate swaps with a notional amount of $4.4 billion, or 51% of total repurchase liabilities. All swap agreements are indexed to 30-day LIBOR. At December 31, 2010, their average remaining term was 34 months, with a weighted average fixed rate of 2.15%.

Book Value

The Company’s book value (shareholders’ equity) per share on December 31, 2010 was $24.84, compared to $25.83 on September 30, 2010. On a per share basis, the book value at December 31, 2010 consisted of $22.62 of common equity, ($0.08) of retained earnings, $3.33 of unrealized gains on agency securities, and ($1.03) of unrealized losses on interest rate swaps.

Full Year 2010 Results

Although the Company experienced spread compression over the course of the year as interest rates declined, 2010 still offered a favorable earning environment. The Company generated net income of $169.5 million, for the 12 months ended December 31, 2010, compared to $174.4 million for the 12 months ended December 31, 2009. Return on weighted average equity for the year was 16.63%. Book value per common share was relatively stable throughout the year, decreasing $0.90 from $25.74 on December 31, 2009 to $24.84 on December 31, 2010.

For the 12 months ended December 31, 2010, the annualized yield on weighted average assets during the period was 3.74%, and the annualized cost of funds on the weighted average repurchase balance was 1.48%. This resulted in a weighted average interest rate spread of 2.26% for the year.

Recent Developments

On January 10, 2011, the Company completed a common stock offering of 11,500,000 shares for net proceeds to the Company of $325,795,000 before expenses. This offering increased pro forma per share book value $0.70 per share, or 2.8%, to $25.54 based on the December 31, 2010 value of $24.84. The pro forma components of per share book value, based on the December 31, 2010 book value, were $23.76 of common equity, ($0.06) of retained earnings, $2.67 of net unrealized gains on agency securities, and ($0.83) of unrealized losses on interest rate swaps

Conference Call

The Company will host a conference call at 10:00 a.m. EDT on Wednesday February 16, 2011, to discuss financial results for the fourth quarter ended December 31, 2010. To participate in the event by telephone, please dial (877) 317-6789 five to 10 minutes prior to the start time (to allow time for registration) and ask to join the “Hatteras Financial” conference call. International callers should dial (412) 317-6789. Canada callers should dial (866) 605-3852. A digital replay of the call will be available on Wednesday, February 16, 2011 at approximately 12:00 noon ET through Monday, February 28, 2011 at 9 a.m. ET. Dial (877) 344-7529 and enter the conference ID number 448192. International callers should dial (412) 317-0088 and enter the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed at Hatteras' Web site at www.hatfin.com. To monitor the live webcast, please visit the Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An audio replay of the event will be archived on Hatteras' Web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in single-family residential mortgage pass-through securities guaranteed or issued by U.S. Government agencies or U.S. Government-sponsored entities, such as Fannie Mae, Freddie Mac or Ginnie Mae. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC. Hatteras is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believe," “will,” "expect," "intend," "anticipate," "estimate," “should,” "project" or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Forward-looking statements in this press release include statements about interest rates, the yield curve, net interest margins and future actions by the U.S. Government. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the risk factors discussed in the Company’s most recent Annual Report on Form 10-K as updated in its Quarterly Reports on Form 10-Q. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Table 1

Hatteras Financial Corp.
Balance Sheets

(dollars in thousands, except per share amounts)
	December 31, 2010	December 31, 2009
Assets
Mortgage-backed securities, at fair value
(including pledged assets of $9,089,295 and $6,660,330 at December 31, 2010	$9,587,216	$6,992,771
and 2009, respectively)
Cash and cash equivalents	112,626	225,828
Restricted cash	75,422	61,361
Unsettled purchased mortgage-backed securities, at fair value	49,710	46,216
Accrued interest receivable	37,973	35,560
Principal payments receivable	84,151	35,917
Debt security, held to maturity, at cost	15,000	10,000
Interest rate hedge asset	23,944	7,851
Other assets	20,937	898
Total assets	$10,006,979	$7,416,402

Liabilities and shareholders’ equity
Repurchase agreements	$8,681,060	$6,346,518
Payable for unsettled securities	49,774	46,453
Accrued interest payable	3,177	2,969
Interest rate hedge liability	71,681	43,446
Dividend payable	46,116	43,440
Accounts payable and other liabilities	9,687	1,863
Total liabilities	8,861,495	6,484,689

Shareholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized, none
outstanding at December 31, 2010 and 2009	–	–
Common stock, $.001 par value, 100,000,000 shares authorized,
46,115,990 and 36,199,911 shares issued and outstanding at
December 31, 2010 and 2009, respectively	46	36
Additional paid-in capital	1,043,027	770,232
Retained earnings (accumulated deficit)	(3,480)	8,722
Accumulated other comprehensive income (loss)	105,891	152,723
Total shareholders’ equity	1,145,484	931,713
Total liabilities and shareholders’ equity	$10,006,979	$7,416,402

Table 2

Hatteras Financial Corp.
Statements of Income
For the years ended December 31, 2010, 2009 and 2008

(dollars in thousands, except per share amounts)

	2010	2009	2008

Interest income:
Interest income on mortgage-backed securities	$263,751	$282,344	$196,322
Interest income on short-term cash investments	1,265	771	2,050
Interest income	265,016	283,115	198,372

Interest expense	95,923	96,267	104,481

Net interest income	169,093	186,848	93,891

Operating expenses:
Management fee	9,205	8,677	6,151
Share based compensation	1,432	1,296	1,190
General and administrative	2,507	2,475	1,373
Total operating expenses	13,144	12,448	8,714

Other income/(expense):
Gain on sale of mortgage-backed securities	13,551	–	–
Provision for counterparty default	–	–	(6,048)
Other income/(expense)	13,551	–	(6,048)

Net income	$169,500	$174,400	$79,129

Earnings per share - common stock, basic and diluted	$4.30	$4.82	$3.48

Weighted average shares outstanding	39,454,362	36,195,840	22,758,525

Table 3

Key Statistics (Amounts are unaudited and subject to change)

(in thousands, except per share amounts)
	Year ended	Year ended	Three months ended (unaudited)

	December 31, 2010	December 31, 2009	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Statement of Income Data
Interest income	$265,016	$283,115	$67,952	$64,024	$63,739	$69,218
Interest Expense	(95,923)	(96,267)	(24,740)	(24,066)	(23,677)	(23,440)
Net Interest Income	169,093	186,848	43,212	39,958	40,062	45,778

Operating Expenses	(13,144)	(12,448)	(3,356)	(3,449)	(3,250)	(3,088)

Gain on sale of mortgage-backed securities	13,551		5,783	6,723	–	1,044
Provision for Claim Receivable	-	-	-	-	-	-

Net Income	$169,500	$174,400	$45,639	$43,232	$36,812	$43,734

Earnings per share - common stock, basic	$4.30	$4.82	$0.99	$1.12	$1.01	$1.21

Earnings per share - common stock, diluted	$4.30	$4.82	$0.99	$1.11	$1.01	$1.21

Weighted average shares outstanding	39,454,362	36,195,840	46,100	38,765	36,609	36,242

Distributions per common share	$4.40	$4.50	$1.00	$1.10	$1.10	$1.20

Key Portfolio Statistics
Average MBS	$7,052,063	$6,088,084	$7,990,536	$6,881,681	$6,591,086	$6,733,004
Average Repurchase Agreements	$6,488,678	$5,555,212	$7,326,776	$6,302,601	$6,092,328	$6,222,923
Average Equity	$1,019,200	$875,914	$1,188,389	$1,001,956	$942,018	$941,919
Average Portfolio Yield	3.74%	4.64%	3.39%	3.70%	3.85%	4.10%
Average Cost of Funds	1.48%	1.73%	1.35%	1.53%	1.55%	1.51%
Interest Rate Spread	2.26%	2.91%	2.04%	2.17%	2.30%	2.59%
Return on Average Equity	16.63%	19.91%	15.39%	17.26%	15.63%	18.57%
Average Annual Portfolio Repayment Rate	36.27%	19.79%	31.26%	33.91%	45.08%	36.04%
Debt to Equity (at period end)	7.6:1	6.8:1	7.6:1	5.6:1	6.2:1	6.6:1
Debt to Additional Paid in Capital at period end)	8.3:1	8.2:1	8.3:1	6.4:1	7.4:1	7.9:1

Note: The average data presented above are computed from the Company’s books and records, using daily weighted values.
All percentages are annualized.

Table 4

Mortgage-Backed Securities Portfolio as of December 31, 2010 (Amounts are unaudited and subject to change)

	MBS	Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Loss	Gain	Fair Value	% of Total
Agency MBS
Fannie Mae Certificates	$ 6,537,472	$ (18,342)	$ 138,626	$ 6,657,756	69.4%
Freddie Mac Certificates	2,887,432	(14,783)	56,811	2,929,460	30.6%
Total MBS	$ 9,424,904	$ (33,125)	$ 195,437	$ 9,587,216
(dollars in thousands)	% of	Current	Weighted Avg.	Weighted Avg.
Months to Reset	Portfolio	Face value	Coupon	Market Price	Market Value
0-18	6.6%	$605,240	3.80%	$104.58	$632,979
19-36	17.0%	1,535,856	5.15%	$106.06	1,628,967
37-60	54.2%	5,001,576	3.78%	$103.87	5,195,156
61-84	20.2%	1,897,287	3.46%	$102.20	1,938,935
85-120	2.0%	188,132	3.56%	$101.62	191,180
Total MBS	100.0%	$9,228,092	3.94%	$103.89	$9,587,216

Table 5

Repurchase Agreement Borrowings December 31, 2010 (Amounts are unaudited and subject to change)
		Weighted Average
(dollars in thousands)	Balance	Contractual Rate
Within 30 days	$7,530,317	0.38%
30 days to 3 months	1,050,743	0.60%
3 months to 36 months	100,000	2.96%
	$8,681,060	0.44%

Table 6

Swap Portfolio as of December 30, 2010 (Amounts are unaudited and subject to change)

		Remaining
	Notional	Term	Fixed Interest
Maturity	Amount	in Months	Rate in Contract

12 months or less	$900,000	5	3.36%
Over 12 months to 24 months	400,000	22	1.75%
Over 24 months to 36 months	800,000	30	2.05%
Over 36 months to 48 months	1,100,000	43	1.95%
Over 48 months to 60 months	1,200,000	53	1.64%

Total	$4,400,000	34	2.15%

CONTACT:
Hatteras Financial Corp.
Kenneth A. Steele, Chief Financial Officer
336-760-9331
or
CCG Investor Relations
Mark Collinson, Partner
310-954-1343
www.ccgir.com